                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           AMERUS LIFE HOLDINGS, INC.



TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     Pursuant to Section 1007 of the Iowa Business Corporation Act, Chapter 490, Code of Iowa (1995), the corporation hereinafter named ("corporation"), does hereby adopt the following Amended and Restated Articles of Incorporation:

     1.  The name of the corporation is AmerUs Life Holdings, Inc.

     2. The Articles of Incorporation of the corporation are amended and restated so as henceforth to read in their entirety as follows:

                                    ARTICLE I

     The name of the corporation is AmerUs Life Holdings, Inc.

                                   ARTICLE II

     The corporation shall have perpetual duration.

                                   ARTICLE III

     The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be organized under the Iowa Business Corporation Act.

                                   ARTICLE IV

     The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is one hundred and forty-five million (145,000,000) shares, of which twenty million (20,000,000) shares shall be Preferred Stock, no par value, issuable in one or more series, seventy-five million (75,000,000) shares shall be Class A Common Stock, no par value, and fifty million (50,000,000) shares shall be Class B Common Stock, no par value.

          PREFERRED STOCK. The board of directors of the corporation is hereby expressly authorized, at any time and from time to time, to divide the shares of Preferred Stock into one or more series, to issue from time to time in whole or in part the shares of Preferred Stock or the shares of any series thereof, and in the resolution or resolutions providing for the issue of shares of Preferred Stock or of a particular series to fix and determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that may be desired, to the fullest extent now or hereafter permitted by
     Section 490.602 of the Iowa Business Corporation Act and Chapter 521A of the Code of Iowa (1995) and rules adopted pursuant thereto, as amended from time to time; provided, however, in no event shall Preferred Stock have more than one vote for each share of Preferred Stock.


          CLASS A COMMON STOCK AND CLASS B COMMON STOCK.. (A)(1) The powers, preferences and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in these articles of incorporation.

          (2) No person or persons shall own or have a beneficial interest in shares of Class B Common Stock of the corporation except American Mutual Holding Company, an Iowa mutual insurance holding company ("AMHC"), or any other mutual insurance holding company or intermediate holding company which is expressly authorized by applicable law (including, without limitation, the Iowa Code, the Commissioner of Insurance of the State of Iowa (the "Iowa Commissioner") or administrative rules adopted by the Iowa Insurance Division to the extent that Iowa law is applicable) to own or have a beneficial interest in Class B Common Stock (a "Permitted Class B Holder"). Except as otherwise permitted by the second sentence of Paragraph D (1) and by Paragraph D (8) hereof, the number of outstanding shares of Class A Common Stock (excluding shares of Class A Common Stock owned by a Permitted Class B Holder) shall exceed the number of outstanding shares of Class B Common Stock plus outstanding shares of Class A Common Stock owned by a Permitted Class B Holder only as authorized by law and never by a ratio of more than three to one.

          (B) (1) At each annual or special meeting of shareholders, each holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in his name on the stock transfer records of the corporation and, except as provided in the next succeeding sentence and in Paragraph (E) hereof, each holder of Class B Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class B Common Stock standing in his name on the stock transfer records of the corporation. If, on the record date for determining shares eligible to vote, the number of any outstanding shares of Class A Common Stock (excluding shares of Class A Common Stock owned by a Permitted Class B Holder) and shares of Preferred Stock having voting rights, if any, (excluding shares of Preferred Stock owned by a Permitted Class B Holder) equals or exceeds the number of outstanding shares of Class B Common Stock, plus the number of outstanding shares of Class A Common Stock owned by a Permitted Class B Holder, the voting rights for each share of Class B Common Stock shall be equal to the aggregate number of shares of Class A Common Stock (excluding shares of Class A Common Stock owned by a Permitted Class B Holder) and Preferred Stock having voting rights, if any, then outstanding (excluding shares of Preferred Stock owned by a Permitted Class B Holder) plus one divided by the number of outstanding shares of Class B Common Stock. Except as set forth herein or pursuant hereto, all actions submitted to a vote of shareholders shall be voted on by the holders of Class A Common Stock and Class B Common Stock (as well as the holders of any series of Preferred Stock, if any, entitled to vote thereon) voting together as a single class.

          (2) The holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class with respect to (i) amendments to these Articles of Incorporation that alter or change the powers, preferences or special rights of their respective class of stock so as to affect them adversely and (ii) such other matters as may require class votes under the Iowa Business Corporation Act.

          (C) If and when dividends on the Class A Common Stock and Class B Common Stock are declared payable from time to time by the board of directors as provided in subdivision (H) of these Articles of Incorporation, whether payable in cash, in property or in shares of stock of the corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Class A Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of that class of stock. If the corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock as the case may be, have been subdivided or combined.

          (D)(1) Subject to the provisions of paragraph A(2) which requires a certain minimum number of shares of Class B Common Stock to be outstanding at all times, the holder of each outstanding share of Class B Common Stock shall have the right at any time, or from time to time, at such holder's option, to convert such share into one fully paid and non-assessable share of Class A Common Stock, on and subject to the terms and conditions herein set forth. In the event that Section 521A.14, subsection 7, or any successor provision, of the Iowa Code ceases to require that a mutual insurance holding company or an intermediate holding company own a specified percentage of the capital stock of the Company having voting rights or such requirement can be maintained even after conversion of the Class B Common Stock to Class A Common Stock, the holder of each outstanding share of Class B Common Stock shall have the right at any time, or from time to time, at such holder's option, to convert such shares into one fully paid and non-assessable share of Class A Common Stock, to the extent permitted by the Iowa insurance laws and on and subject to the terms and conditions herein set forth.

          (2) In order to exercise his, her or its conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate representing such shares during usual business hours at any office or agency of the corporation maintained for the transfer of Class B Common Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Class A Common Stock which shall be issuable on such conversion shall be issued. If so required by the corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the corporation, duly executed by the holder of such shares or his duly authorized representative. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date (the "conversion date") on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable on such conversion shall be deemed to have become immediately prior to the close of business on the conversion date the holder or holders of record of the shares of Class A Common Stock represented thereby. The corporation shall not permit a conversion of class B Common Stock to Class A Common Stock to the extent necessary to maintain the minimum number of outstanding shares of Class B Common Stock required by paragraph A(2).

          (3) As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Class B Common Stock, the corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Class A Common Stock issuable upon such conversion. In case any certificate for shares of Class B Common Stock shall be surrendered for conversion of a part only of the shares represented thereby, the corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate which are not being converted. The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock shall be made without charge to the converting holder for any tax imposed on the corporation in respect of the issue thereof. The corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares being converted, and the corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the corporation the amount of such tax or has established to the satisfaction of the corporation that such tax has been paid.

          (4) Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as may be declared and may be payable to holders of record of shares of Class B Common Stock on a date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as may be declared and may be payable to holders of record of shares of Class A Common Stock on or after such conversion date.

          (5) In case of any consolidation or merger of the corporation as a result of which the holders of Class A Common Stock shall be entitled to receive stock, other securities or other property with respect to or in exchange for Class A Common Stock or in case of any sale or conveyance of all or substantially all the property or business of the corporation as an entirety, a holder of a share of Class B Common Stock shall have the right thereafter, so long as the conversion right hereunder shall exist, to convert such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyance by a holder of one share of Class A Common Stock and shall have no other conversion right with regard to such share. Any such consolidation, merger or sale or conveyance of all or substantially all the property or business of the corporation as an entity shall be subject to approval of the Iowa Commissioner in accordance with Iowa law. The provisions of this subparagraph shall similarly apply to successive consolidations, mergers, sales or conveyances.

          (6) All shares of Class B Common Stock which shall have been surrendered for conversion as provided in this paragraph (D) shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof, subject to the provisions of subparagraph (3) of this paragraph
     (D), to receive shares of Class A Common Stock in exchange therefor.

          (7) Such number of shares of Class A Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Class B Common Stock; provided that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of conversion by the delivery of shares of Class A Common Stock which are held in the treasury of the corporation. The corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, or securities quotation system, if any, upon which the outstanding Class A Common Stock is listed at the time of such delivery.

          (8) In the event that AMHC (or any successor mutual insurance holding company) is converted from a mutual insurance holding company to a stock company pursuant to Chapter 508B of the Iowa Code or any successor provision, then, immediately, the outstanding shares of Class B Common Stock shall automatically be converted into shares of Class A Common Stock on the date and at the same time that the plan of conversion relating to AMHC (or any successor mutual insurance holding company) is consummated.

          (E)(1) Notwithstanding any other provision of this articles of incorporation, the shares of Class B Common Stock plus outstanding shares of Class A Common Stock owned by a Permitted Class B Holder shall at all times carry the right to cast at least 50.1% of the votes of the outstanding shares of capital stock of the corporation (the "Required
     Percentage").   A Permitted Class B Holder may pledge, subject to a
     security interest or lien, encumber, or otherwise hypothecate shares of Class B Common Stock only to the extent such shares exceed the Required Percentage.

          (2) Except as authorized by Paragraph (D) (with respect of the conversion of Class B Common Stock to Class A Common Stock) and Paragraph
     (E)(1) hereof, no shares of Class B Common Stock shall be conveyed, transferred, assigned, pledged, subjected to a security interest or lien, encumbered, or otherwise hypothecated or alienated by a Permitted Class B Holder. Any conveyance, transfer, assignment, pledge, security interest, lien, encumbrance or hypothecation or alienation of, in or on the Class B Common Stock in violation of paragraph E(1) shall be void and ineffective in inverse order of the date of such conveyance, transfer, assignment, pledge, security interest, lien, encumbrance, or hypothecation or alienation as to the shares necessary to comply with the provisions of Paragraph E(1).

          (3) Any transfer, or attempted or purported transfer of any shares of Class B Common Stock or any interest therein or right thereof, which would result in the ownership or control by one or more persons who is not a Permitted Class B Holder in violation of Paragraph E(1) or Paragraph E(2) hereof shall be void and shall be ineffective, and the corporation shall not recognize, to the extent of such violation, the purported transferee as a shareholder of the corporation for any purpose whatsoever except the purpose of making a further transfer to a person who is a Permitted Class B Holder.

          (4) The corporation may, as a condition precedent to the transfer or the registration of transfer of shares of Class B Common Stock, require the furnishing of such representations, affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Class B Holder or that the Permitted Class B Holder owns the Required Percentage. The Board of Directors is authorized to adopt such bylaws and to take such other actions as it may deem necessary or desirable to implement the restriction set forth in Paragraph (E).

          (F)(1) Shares of Class B Common Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in "street" or "nominee" names. For the purposes of this paragraph (F), the term "beneficial owner(s)" of any shares of Class B Common Stock shall mean the person or persons who possess the power to vote or dispose, or to direct the voting or disposition, of such shares.

          (2) The corporation shall note on the certificates representing the shares of Class B Common Stock that there are restrictions on transfer and registration of transfer imposed by paragraphs (D), (E) and this paragraph
     (F) and any other appropriate legend or legends required by the board of directors of the corporation.

          (G) The Class A Common Stock and Class B Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as may be stated herein and as shall be stated and expressed in any resolution or resolutions adopted by the board of directors pursuant to authority expressly granted to and vested in it by the provisions of this Article IV.

          (H) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and paid or set aside in funds for this purpose, dividends may be declared and paid to the holders of Class A Common Stock and Class B Common Stock in cash, property, or other securities of the corporation out of any net profits or net assets of the corporation legally available therefor.

          (I) Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, and after the holders, if any, of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Class A Common Stock and Class B Common Stock in accordance with such holders' respective rights and interests, to the exclusion of the holders of the Preferred Stock.

          (J) Except as otherwise provided by law or by the resolution or resolutions of the board of directors providing for the issue of any series of the Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Class A Common Stock and Class B Common Stock being entitled to vote as provided in paragraphs (B) and (E)(1).

          (K) The shares of common stock outstanding prior to the date of the amendment and restatement of the Articles of Incorporation authorizing the issuance of Class A Common Stock and Class B Common Stock shall automatically be redesignated as Class B Common Stock upon the effectiveness of such amendment and restatement.

                                ARTICLE V

      The business and affairs of the corporation shall be under the direction of the Board of Directors. The authorized number of directors shall in no case be fewer than seven (7) or more than twenty-one (21). The exact number of directors shall be fixed from time to time by the Board of Directors pursuant to a bylaw or resolution adopted by the affirmative vote of a majority of the entire Board of Directors.


          A. The directors of the corporation, other than those who may be elected by the holders of any class or series of preferred stock, shall be divided into three classes, as nearly equal in number as reasonably possible: the first class, the second class and the third class. Each such director shall serve for a term ending on the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that the directors first elected to the first class shall serve for a term ending upon the election of directors at the annual meeting next following the end of calendar year 1996, the directors first elected to the second class shall serve for a term ending upon the election of directors at the annual meeting next following the end of calendar year 1997, and the directors first elected to the third class shall serve for a term ending upon the election of directors at the annual meeting next following the end of calendar year 1998.

          B. At each annual election commencing at the first annual meeting next following the end of calendar year 1996, the successors to the class of directors whose term expires at that time shall be elected by the shareholders to hold office for a term of three years to succeed those directors whose term expires, so that the term of one class of directors shall expire each year.

          C. Notwithstanding the requirement that the three classes of directors shall be as nearly equal in number of directors as reasonably possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, disability or removal. There shall be no cumulative voting in the election of directors.

          D. Subject to the rights of holders of a class or series of preferred stock, any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, an increase in the number of directorships or other cause shall be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director. A director so chosen shall hold office for a term expiring at the annual meeting at which the term of the class to which he or she has been elected expires. If the number of directors is changed, any increase or decrease shall be apportioned among the three classes by a two-thirds (2/3) vote of the directors then in office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          E. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                               ARTICLE VI

      The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute. Notwithstanding the foregoing, the affirmative vote of at least a majority of all the outstanding shares of Class A Common Stock and Class B Common Stock and the affirmative vote of at least a majority of the outstanding shares of Class A Common Stock (excluding outstanding shares of Class A Common Stock owned by any Permitted Class B Holder) shall be required to amend or repeal the second sentence of paragraph (A)(2) of Article IV of these Articles of Incorporation.

                                   ARTICLE VII

          So long as AMHC is a mutual insurance holding company within the meaning of Section 521A.14 of the Iowa Code or any successor provision, AMHC or any Permitted Class B Holder shall have the preemptive right to purchase unissued shares of voting stock (including, without limitation, Class A Common Stock and Class B Common Stock) or any securities convertible into or exchangeable for shares of voting stock or any options, warrants or rights to acquire shares of voting stock ("Equity Purchase Rights") to the extent required for AMHC or any Permitted Class B Holder to comply with the provisions of the second sentence of paragraph (A)(2) of Article IV. The corporation is authorized and empowered to enter into an agreement with AMHC and/or a Permitted Class B Holder relating to Equity Purchase Rights.

                                  ARTICLE VIII

     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a transaction from which the director derives an improper personal benefit; or (iv) under section 490.833 of the Iowa Business Corporation Act. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the maximum extent permitted by law. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

     3. The duly adopted Amended and Restated Articles of Incorporation supersedes the original articles of incorporation and all amendments therein.

     4. The Amended and Restated Articles of Incorporation amend the original articles of incorporation which requires shareholders approval. The designation, the number of outstanding shares, the number entitled to be voted by the sole voting group entitled to vote on the said Amended and Restated Articles of Incorporation, and the number of shares of the voting group which indisputably voted with respect to the said Amended and Restated Articles of Incorporation are as follows:

     (a)  Designation of voting group:  Common Stock

     (b)  Number of outstanding shares of voting group:
          10,000

     (c) Number of shares of voting group entitled to vote separately on the Amended and Restated Articles of Incorporation: None

     (d) Number of shares of voting group which indisputably voted with respect to the Amended and Restated Articles of Incorporation: 10,000

     5. The total number of undisputed votes cast for the said Amended and Restated Articles of Incorporation by the voting group entitled to vote on the said Amended and Restated Articles of Incorporation is as follows:

          Number of undisputed votes of voting group cast for the Amended and Restated Articles of Incorporation: 10,000

     6. The said number of votes cast for the said Amended and Restated Articles of Incorporation was sufficient for the approval thereof by the said voting group.

     7. The effective time and date of these Amended and Restated Articles of Incorporation shall be on filing with the Iowa Secretary of State.

     Dated this 4th day of December, 1996.

                              AmerUs Life Holdings, Inc.


                              By:  /s/ Roger K. Brooks
                                   ------------------------------------
                                   Roger K. Brooks, Chairman, President and
                                   Chief Executive Officer


                              By:  /s/ James A. Smallenberger
                                   ------------------------------------
                                   James A. Smallenberger, Secretary






STATE OF IOWA       )
                    )    SS
COUNTY OF POLK      )

     On this 4th day of December, 1996, before me, the undersigned, a Notary Public in and for said State, personally appeared Roger K. Brooks and James A. Smallenberger, being by me duly sworn, did say that they are the Chairman, President and Chief Executive Officer and Secretary, respectively, of AmerUs Life Holdings, Inc., executing the within and foregoing instrument; that said instrument was signed on behalf of said corporation by authority of its Board of Directors; and the said Chairman, President and Chief Executive Officer and Secretary, as such officers, acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by them voluntarily executed.

                                   /s/ Julie Lyn Ketterer
                                   -----------------------------------
                                   Notary Public in and for said State

                             CERTIFICATE OF APPROVAL
                                ATTORNEY GENERAL

     Pursuant to provisions of the Iowa Code, the undersigned approves the Amended and Restated Articles of Incorporation of AmerUs Life Holdings, Inc., and finds them in conformance with the laws of the United States and with the laws and Constitution of the State of Iowa.

                                   THOMAS J. MILLER
                                   Attorney General of Iowa


12-4-96                            /s/ Scott M. Galenbeck
----------------                   -----------------------------------
Date                          By:  SCOTT M. GALENBECK
                                   Assistant Attorney General


                             CERTIFICATE OF APPROVAL
                            COMMISSIONER OF INSURANCE


     Pursuant to the provisions of the Iowa Code, the undersigned approves the Amended and Restated Articles of Incorporation of AmerUs Life Holdings, Inc.



12-4-96                            /s/ Therese M. Vaughan
----------------                   -----------------------------------
Date                          By:  THERESE M. VAUGHAN
                                   Commissioner of Insurance